DATED: January 22, 2008

MTS MEDICATION TECHNOLOGIES INTERNATIONAL, LIMITED (1)

— and —

PETER WILLIAMS (2)

SERVICE AGREEMENT

Brabners Chaffe Street LLP
Solicitors
1 Dale Street
Liverpool L2 2ET

Schedule
Special Restricted Stock Award

THIS AGREEMENT is made on January 22, 2008

BETWEEN:-

(1)	MTS MEDICATION TECHNOLOGIES INTERNATIONAL, LIMITED (registered in England and Wales under number 04562981 whose registered office is Unit 6A-6B Dalton Court, Blackburn Interchange, Lower Darwen, Blackburn, Lancashire BB3 0AT (the “Company”) and

(2)	PETER WILLIAMS of 3 Pall Mall, Billinge End Road, Pleasington, Blackburn, Lancashire BB2 6QD (the “Managing Director”)

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following definitions apply:-

“MTS Medication Technologies, Inc.” means the parent company of the Company, based in St. Petersburg, Florida, USA

“MTS Board of Directors” means the Board of Directors of MTS Medication Technologies, Inc. “Board”means the board of directors of the Company, any duly authorised director or any committee of directors for the time being

“Business”means any business carried on by the Company or any Group Company at the Cessation Date in which the Managing Director shall have been involved to any extent (other than de minimis) at any time during the 12 months up to and including the Cessation Date

“Business day” means a day (apart from a Saturday) on which clearing banks are open for business in the City of London

“CEO”means the Chairman of the Board of Directors of MTS Medication Technologies Inc

“Cessation Date”means the date the Managing Director ceases to be a director or an employee of the Company

“Commencement Date” means the date of this Agreement

“Confidential Information” means information (whether or not in documentary form or recorded on computer disk or tape or stored on any magnetic or optical disk or memory) relating to:-

(i)	the business, business methods, products, affairs, management systems, research and development projects, marketing and sales data (including past present and future sales targets, market share statistics, pricing statistics and lists and discount structures) advertising and promotional material, customer, client or supplier details and finances of the Company or of any other Group Company (for the time being confidential to it or to them or treated by it or by them as such); and

(ii)	the trade secrets (including without limitation technical data, secret formulae, processes, inventions, designs, discoveries, technical specifications, recipes and know-how) relating to the business of the Company or of any other Group Company or of any of its or their suppliers, clients or customers whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential

“Employment”means the Managing Director’s employment under this Agreement

“ERA”means the Employment Rights Act 1996

“Group”means the Company and any other Group Companies

“Group Company” means any company which is for the time being a subsidiary or holding company of the Company or a subsidiary of any such holding company

“subsidiary company” shall have the meanings ascribed to it by sections 736 and 736A Companies Act 1985

“holding company” shall have the meanings ascribed to it by sections 736 and 736A Companies Act 1985

“Regulations”means the Working Time Regulations 1998

“Restricted Area” means the United Kingdom and/or the Republic of Ireland together with any other country in which the Company or any other Group Company:

(i)	carried on any Business or provided any goods or services in connection with any Business at the Cessation Date; or

(ii)	carried on any Business or provided any goods or services in connection with any Business at any time during the period of six months immediately prior to the Cessation Date; or

(iii)	is to the knowledge of the Managing Director to carry out any Business at any time during the six months immediately following the Cessation Date;

and regarding which country the Managing Director;

(a)	was materially concerned or worked in;

(b)	had management responsibility for; and/or

(c)	obtained Confidential Information

during the course of the Employment at any time during the period of 12 months immediately prior to the Cessation Date

1.2	References to a clause or schedule are to a clause of or a schedule to this Agreement respectively

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation

1.4	References to any statute or statutory provision shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification) and any provision superseding it or re-enacting it (whether with or without modification)

1.5	A reference to one gender includes a reference to the other gender

2.	APPOINTMENT

2.1	The Company appoints the Managing Director and the Managing Director agrees to act asManaging Directoror in such other capacity as the Company may from time to time reasonably direct on the terms of this Agreement

3.	DURATION

3.1	The Employment shall commence on the Commencement Date and shall subject to the other provisions of this Agreement continue unless and until terminated by either party giving to the other at least 6 months’ notice

3.2	The Managing Director's period of continuous employment for statutory purposes began on 1st September 2003

3.3	If not previously terminated and without prejudice to the Managing Director’s statutory rights the Employment shall terminate automatically upon the Managing Director reaching his 65th birthday. The Employer will consider any request by the employee to work beyond his 65th birthday

3.4	The Managing Director warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment

4.	DUTIES

4.1	During the Employment the Managing Director shall:-

4.1.1	subject to clause 15.1 unless prevented by ill health, devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the CEO may reasonably require from time to time;

4.1.2	faithfully and diligently perform such duties and exercise such powers as may from time to time be lawfully assigned to him by the CEO whether relating to the Company or any Group Company;

4.1.3	use his best endeavours to promote the interests of the Company and any other Group Company for which he works pursuant to clause 4.2;

4.1.4	observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Company and keep the Company promptly and fully informed of his conduct of the business and affairs of the Company and provide such explanations as the CEO may require;

4.1.5	not engage in any activity which may be or may become harmful to or contrary to the interests of the Company;

4.1.6	report to the CEO in writing any matter relating to the Company or any Group company or any of its or their offices or employees which he becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the ERA; and

4.1.7	accept (if offered) appointment as a director of the Company or any Group company and resign any such appointment if requested by the Board

4.2	The Managing Director may be required to perform services not only for the Company but also for any other Group Company and to accept such offices in any such Company as the CEO may from time to time reasonably require without further remuneration

4.3	The Company shall be entitled at any time to appoint another person to act jointly with the Managing Director in any capacity in which the Managing Director may be employed

4.4	The Managing Director’s normal hours of work are 35 hours per week from 9.00 a.m. to 5.00 p.m. Monday to Friday each week (with a 1 hour lunch break on each working day) together with such additional hours as may be required for the proper performance of his duties. The Managing Director acknowledges that he shall not receive further remuneration in respect of such additional hours

4.5	4.5.1	The Company may in its absolute discretion at any time after notice of termination shall have been given by either party lawfully terminate this Agreement with immediate effect by paying to the Managing Director an amount equal to his basic salary entitlement for the then unexpired period of notice together with such further amount as is equal to the fair value of any other benefits to which the Managing Director is contractually entitled under the terms of this Agreement during such unexpired period of notice (subject in either case to deduction at source of Income Tax and National Insurance contributions)

4.5.2	The sum referred to in clause 4.5.1 above may be paid in instalments on the last working day of each month following termination of the employment for such portion of the notice period stipulated in clause 3.1 as the Managing Director does not perform work for services on his own account or for any other party of a recognisable remunerative nature

4.5.3	For the avoidance of doubt the right of the Company to make a payment in lieu of notice does not give rise to the right of the Managing Director to receive such a payment

4.6	During any period of notice to terminate this Agreement, given either by the Company or by the Managing Director, the Company shall be under no obligation to provide the Managing Director with any work and may at any time during such period suspend the Managing Director on full pay and benefits from his employment or exclude him from the premises of the Company and other Group Companies

4.7	Where the Company requires the Managing Director to remain away from work pursuant to clause 4.6 above during any period of notice to terminate this Agreement, the Managing Director shall comply with any conditions laid down by the Company and whilst on full pay and benefits the Managing Director shall not be entitled to work for any other person, firm, client, company, organisation or on the Managing Director’s own behalf without the Company’s prior written permission and the Company may require the Managing Director not to contact customers or employees of the Company or any Group Company

4.8	The Managing Director acknowledges that for the purposes of the Regulations, his working time is unmeasured and that he falls within regulation 20 of the Regulations and that therefore the provisions in the Regulations regarding maximum hours of working time, daily rest, weekly rest or rest breaks do not apply to the Managing Director

5.	REMUNERATION AND EXPENSES

5.1	The Company shall pay to the Managing Director during the Employment a salary at an annual rate of£90,725 gross (or such other sum as may from time to time be agreed)

5.2	The rate of salary shall be reviewed once in each year, usually in or around 1st April by the Company’s compensation committee. The review does not imply an increase. There will be no review of salary after notice has been given by either party to terminate the Employment

5.3	The salary of the Managing Director shall accrue evenly on a day to day basis and shall be paid by 12 equal calendar monthly instalments in arrears on or around the last day of each calendar month by credit transfer to his bank account

5.4	The remuneration payable to the Managing Director under this Agreement shall be inclusive of any sums received or receivable as remuneration or director’s fees from any Group Company and accordingly the Managing Director will account to the Company for any such remuneration, fees or interest

5.5	5.5.1	The Managing Director shall be entitled to participate at a level appropriate to his status, in any Short Term Incentive Compensation Plan which MTS Medication Technologies Inc may introduce for companies within its Group, at any time during the period that this Appointment remains in force on such terms as may be determined by MTS Medication Technologies Inc.

5.5.2	Notwithstanding the provisions of clause 5.5.1 above, the Managing Director shall also be entitled to receive a Special Restricted Stock Award subject to the terms and conditions of the Schedule to this Agreement (the “Special Restricted Stock Award”)

5.6	The Managing Director shall receive an annual car allowance of 12,000 (or such other sum as may from time to time be agreed). The car allowance shall be paid by 12 equal calendar instalments on or around the last day of each calendar month.

5.7	The Company shall refund to the Managing Director all reasonable and authorised travelling, hotel, entertaining, telephone bills and other expenses properly incurred by him in the performance of his duties upon the production of proper invoices or other evidence of expenditure (if required). Any credit or charge card supplied to the Managing Director by the Company shall be used solely for expenses incurred in the course of the Managing Director’s duties and must be returned to the Company if the Managing Director’s employment is terminated for whatever reason

5.8	The Managing Director expressly agrees that the Company may make such deductions from salary or other payments due on the termination of or during the Employment as may be necessary to reimburse the Company against any liability of or incurred by the Managing Director to the Company including but not limited to loans, advances, relocation expenses and excess holiday payments

6.	INSURANCE BENEFITS

6.1	Subject to clause 6.2, the Company shall provide the Managing Director with life insurance cover at the rate of 2 times the Managing Director’s basic annual salary, in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance. The continued operation and any membership of any such scheme is at the sole discretion of the Company and may either be amended or withdrawn by the Company at any time

6.2	The benefit referred to at clause 6.1 is conditional on the relevant insurer(s) accepting cover for the Managing Director at normal rates and accepting liability for any particular claim. In the event that the relevant insurer(s) do not accept cover or liability in respect of the Managing Director at normal rates or any claim by the Managing Director in respect of any of the benefits referred to at clause 6.1 the Company shall have no obligation to provide any alternative benefit or cover in this regard. The provision of the benefit at Clause 6.1 shall not restrict the Company’s ability to terminate the Managing Director’s employment in accordance with clauses 3.1 or 18 for any reason including, without limitation, incapacity. All and any benefits provided under clause 6.1 shall cease with effect from the Cessation Date

7.	MOBILE PHONE

7.1	The Company shall provide the Managing Director with a mobile phone as a tool for performing his duties. On termination of the Employment the Managing Director shall promptly return or account for the mobile phone to the Company in satisfactory condition together with any chargers or documents relating to it. Failure to do so shall entitle the Company to withhold any outstanding monies due from the Company to the Managing Director up to the value of the mobile phone

8.	PENSION

8.1	The Company operates a contributory Pension Scheme in which the Managing Director is eligible to participate subject to the rules of the scheme from time to time in force. The Company will match an amount the Managing Director contributes to the Pension Scheme, from a minimum of three percent (3%), up to a maximum of five percent (5%) of the Managing Director’s basic salary. The Company reserves the right to vary the scheme or to change pension provider

8.2	A contracting out certificate is not in force in respect of the Employment

9.	HOLIDAYS

9.1	In addition to the 8 statutory bank holidays the Managing Director shall be entitled to 20 business days paid holiday in each 12 month period running 1st January to 31st December in each year (“a holiday year”), to be taken at times approved by the CEO. The Managing Director shall not be entitled to carry any unutilised holiday entitlement forward from one holiday year to another without the consent of the CEO, or to receive any monetary compensation for any unutilised holiday entitlement

9.2	Upon the termination of this Agreement for whatever reason the Managing Director shall as appropriate either be entitled to pay in lieu of unutilised holiday entitlement or shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement and any sums repayable by the Managing Director may be deducted from any outstanding salary or other payments due to the Managing Director. Where such termination is pursuant to clause 18.1 (or grounds for such dismissal exist at the time of termination) or where the termination follows the Managing Director’s resignation in breach of clause 3.1, such accrued but untaken holiday shall be based on the Managing Director’s minimum holiday entitlement under the Regulations only and not on his entitlement under clause 9.1. For these purposes any paid holiday that has been taken by the Managing Director (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday. The Managing Director’s entitlement to holiday shall be deemed to accrue pro rata per completed month throughout each holiday year of the Employment

9.3	If either party has served notice to terminate the Employment the Company may require the Managing Director to take any accrued but unused holiday entitlement during the notice period

10.	ILLNESS

10.1	If the Managing Director shall at any time be incapacitated by illness or accident from performing his duties then he shall as soon as possible on the first day of absence inform the CEO of such illness or accident and of the expected date of his return to work

10.2	For periods of absence exceeding 7 days a medical certificate must be forwarded to the Company as soon as possible following the seventh day of absence and on each occasion thereafter to cover the entire period of absence

10.3	Whilst the Managing Director does not have any contractual entitlement to pay during periods of incapacity, subject to clause 18.2 the Company shall at its absolute discretion and for such period or periods as the Company shall determine pay to the Managing Director his salary as provided in clause 5.1 and any other contractual benefits save that the Company will set off against any such payments any Statutory Sick Pay to which the Managing Director is entitled and any Social Security Sickness Benefit or other benefits recoverable by the Managing Director

10.4	For the purposes of calculation of Statutory Sick Pay the days on which the Managing Director could qualify for payments are Monday, Tuesday, Wednesday, Thursday and Friday

10.5	If the Managing Director is prevented by incapacity from properly performing his duties under this agreement for a consecutive period of 5 working days the Company may (without prejudice to the provisions of clause 4.3) appoint another person or persons to perform those duties until such time as the Managing Director is able to resume fully the performance of his duties

10.6	If any sickness absence appears to be occasioned by action, negligence or omission for which a third party may be liable, the Managing Director shall notify the CEO immediately, providing such particulars as the CEO may reasonably require. If required by the CEO he shall refund to the Company any amounts received by him from any such third party provided that such refund shall not exceed the amount of damages or settlement monies if any recovered by the Managing Director from that third party in respect of loss of remuneration less the costs he reasonably incurred in recovering such sums

11.	MEDICAL EXAMINATION

11.1	The Managing Director may be required at any time to attend a doctor or clinic nominated by the Company to be medically examined whether or not he is suffering or has suffered any period of sickness or incapacity. The Managing Director shall ensure the prompt delivery of the medical report to the Company. The Company will comply with the provisions of the Access to Medical Reports Act 1988 in making any such request. Notwithstanding the provisions of the Act, the Managing Director will allow the Company access to any medical report or any medical records relating to his physical or mental health by a medical practitioner and shall authorise such medical practitioner to disclose to and discuss with the Company the results of any such medical examination

12.	PLACE OF WORK

12.1.	The Managing Director’s place of work will be at the Company’s offices at Unit 6A / 6B Dalton Court, Blackburn Interchange, Lower Darwen, Blackburn, Lancashire, England, but he shall, if so requested by the Company travel to and work at such places (whether within or outside the United Kingdom) in such manner, on such occasions and for such periods as the Company may from time to time reasonably require

13.	GRIEVANCE AND DISCIPLINARY MATTERS

13.1	If the Managing Director has any grievance he may apply in writing to the CEO for his grievance to be considered by the CEO and the CEO shall meet with the Managing Director to consider the matter usually within 2 weeks of that application and respond to the Managing Director usually within 7 days of that meeting

13.2	There are no special disciplinary rules, which apply to the Managing Director, and any disciplinary matters affecting him shall be dealt with by the CEO

13.3	If the Managing Director is dissatisfied with any decision of the CEO regarding any grievance or disciplinary matter he may apply in writing to any non-Executive director of the Company for his case to be re-considered who shall meet with the Managing Director to consider the matter usually within 2 weeks of that application and respond to the Managing Director usually within 7 days of that meeting

13.4	The Company is aware of its obligations under the Statutory Dismissal and Disciplinary Procedures and Statutory Grievance Procedures. Although the Company does not have a separate dismissal procedure applicable to the Managing Director, before any decision is taken to dismiss the Managing Director in any situation which is covered by the Statutory Disciplinary and Dismissal Procedures, as a minimum, the Managing Director will be:

13.4.1	told in writing the reason why his employment is at risk;

13.4.2	invited to a meeting at a reasonable time and place (at which he may be accompanied) to discuss the matter and to which the Managing Director must take all reasonable steps to attend;

13.4.3	informed of the Company's decision in writing; and

13.4.4	told of his right of appeal if the decision taken is to dismiss.

However, the Managing Director has no contractual entitlement under this clause, under the statutory procedures or otherwise

14.	SUSPENSION

14.1	The Company shall not be under any obligation to vest in or assign to the Managing Director any powers or duties or to provide any work for the Managing Director and the Company may at any time or from time to time suspend the Managing Director from the performance of his duties and exclude him from any premises of the Company (whether or not the Company or the Managing Director has served notice to terminate this Agreement). During any such period of suspension the Company shall continue to pay the Managing Director his basic salary

15.	RESTRICTIONS DURING EMPLOYMENT

15.1	During the first 12 months of the Employment (or such longer period (if any) as the CEO may in his absolute discretion specify in writing), the Managing Director shall be permitted to devote a reasonable amount of time on the basis previously notified to the Company to his existing business interest in Whithnell Pharmacy in which he has 100% ownershipand thereafter the Managing Director shall devote the whole of his time, attention and skill to the business and affairs of the Company as provided for in clause 4.1.1

15.2	During the Employment the Managing Director shall not:-

15.2.1	subject to clause 15.1 above be directly or indirectly interested, engaged or concerned in the conduct of any other business, or

15.2.2	engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any other Group Company or which might reasonably be considered to interfere with the performance of the Managing Director’s duties under this Agreement; or

15.2.3	pledge the credit of the Company or any Group Company other than in the day to day running of the business or enter into any contracts or obligations involving the Company or any Group Company in major or substantial commitments; or

15.2.4	become engaged in public office; or

15.2.5	make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company without the prior consent of the Board

15.3	Clause 15.2 shall not apply:-

15.3.1	to any act undertaken by the Managing Director as a representative of the Company or any other Group Company or with the prior written consent of the Board, or

15.3.2	to any interest in investments which are for the time being dealt in on any recognised investment exchange as defined in section 207 Financial Services Act 1986 where the Managing Director (together with his spouse, children, parents and parents’ other issue) neither holds nor is beneficially interested in more than a total of 3 per cent of those investments in issue

16.	CONFIDENTIAL INFORMATION

16.1	At all times the Managing Director shall keep confidential any Confidential Information

16.2	The Managing Director shall not use or disclose to any person any Confidential Information and shall during the Employment use his best endeavours to prevent or avoid its use or disclosure

16.3	The obligations in this clause shall continue to apply after the expiry of the Employment for whatever reason and whether or not in breach of contract without any time limit

16.4	This clause shall apply, modified as appropriate, in relation to each of the Group Companies and the Managing Director shall, upon the request of any Group Company, enter into a separate agreement or undertaking with it to that effect

16.5	The Managing Director shall not be restrained from disclosing any Confidential Information which:

16.5.1	he is authorised in writing to disclose by the CEO;

16.5.2	had entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Managing Director or an authorised disclosure for an unauthorised purpose by the Managing Director or anyone else employed or engaged by the Company or any Group Company;

16.5.3	he is required to disclose by law; or

16.5.4	he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 4.1.6

17.	RESTRICTIONS

17.1	The Managing Director hereby agrees and confirms that during the course of the Employment he will obtain knowledge of trade secrets and other confidential information concerning the business, dealings and financial affairs of the Company and other Group Companies with which the Managing Director may be associated or involved and their customers and suppliers details of which are not in the public domain. The Managing Director hereby acknowledges and agrees with the Company’s right to protect it’s legitimate business interests and those of other Group Companies, and that the covenants set out below are reasonably necessary for the protection of the Company’s legitimate business interests

17.2	The Managing Director agrees and confirms that during the course of his employment he will have dealings with fellow employees (including directors) of the Company and may have dealings with employees (including directors) of other Group Companies and the Managing Director recognises the Company’s and other Group Companies’ legitimate business interests in developing and maintaining a stable and trained workforce. The Managing Director acknowledges and recognises that the Company’s right to protect it’s workforce is a legitimate business interest

17.3	The Managing Director covenants with the Company that, except with the prior written consent of the Company, he will not whether as principal or agent, and whether alone or jointly with, or as director, manager, partner, shareholder, employee or consultant of, any other person, directly or indirectly:-

17.3.1	for so long as he is a director or employee of the Company or any other Group Company and for a period of 12 months from the Cessation Date establish, carry on, or be engaged, concerned or interested in any business within the Restricted Area which competes with the Business

17.3.2	for so long as he is a director or employee of the Company or any other Group Company and for a period of 12 months from the Cessation Date, in connection with any business of the Company/Group as carried on at the Cessation Date employ or solicit or contact with a view to employment or engagement by any person, any person who is an employee of the Company/Group and was employed at any time during the 6 months prior to the Cessation Date whether or not such person would commit a breach of contract by leaving his employment with the Company/that Group Company (provided that this clause shall not relate to any person employed or engaged in a purely clerical, administrative or secretarial capacity)

17.3.3	for so long as he is a director or employee of the Company or any other Group Company and for a period of 12 months from the Cessation Date in competition with the Company/Group approach, canvass solicit or otherwise endeavour to entice away from the Company or any other Group Company (or assist another person in competition with the Company/Group to approach canvass solicit or otherwise endeavour to entice away from the Company or any other Group Company) the custom of any person who at any time during the 12 months prior to the Cessation Date shall have been a customer or supplier of the Company/Group and with whom the Managing Director shall have personally had dealings; or

17.3.4	for so long as he is a director or employee of the Company or any other Group Company and for a period of 12 months from the Cessation Date use his knowledge of or influence over any person who at any time during the 12 months prior to the Cessation Date shall have been a customer or supplier of the Company/Group (and with whom the Managing Director shall have personally had dealings) to or for his own benefit or the benefit of any other person carrying on business in competition with the Business or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company or any other Group Company;

17.3.5	for a period of 12 months from the Cessation Date solicit, interfere with, tender for or endeavour to entice away from the Company or any Group Company any contract, project or piece of work, or the renewal of any of them, carried on by the Company or any Group Company which is current and in progress at the Cessation Date or which is in the process of negotiation at that date and in respect of which the Managing Director had a material involvement

17.4	None of the restrictions contained in clause 17 shall prohibit any activities by the Managing Director which are not in direct or indirect competition with any business being carried on by the Company or any other Group Company at the Cessation Date

17.5	Nothing in clause 17 shall preclude the Managing Director from having an interest in investments which are for the time being dealt in on any recognised investment exchange as defined in Section 207 of the Financial Services Act 1986 where the Managing Director (together with his spouse, children, parents and parents’ other issue) neither holds nor is beneficially interested in more than a total of 3 per cent of those investments in issue

17.6	At no time after the Cessation Date shall the Managing Director directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any other Group Company, other than as a former employee of the Company

17.7	If the Company gives notice to the Managing Director to terminate his employment under clause 3.1 and the Company requires the Managing Director to serve his notice period but not to perform his duties pursuant to clauses 4.6 and 4.7 (“Garden Leave”) then any time spent on Garden Leave shall be deducted from the periods specified in clause 17.3

17.8	The Managing Director agrees that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the legitimate business interests of the Company/Group and that they do not bear harshly upon him and the parties agree that:-

17.8.1	each restriction shall be read and construed independently of the other restrictions in this clause so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected, and

17.8.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or its duration, area of application or range of prohibited activities were reduced, that restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable

17.9	In the event that the Managing Director receives an offer of employment or request to provide services either during the Employment or during the currency of the restrictive periods set out in clause 17.3 the Managing Director shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this Agreement signed by both parties together with any subsequent letter or document varying the terms of this Agreement

18.	TERMINATION

18.1	Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Company may terminate the Employment immediately by serving notice on the Managing Director to that effect. In such event the Managing Director shall not be entitled to any further payment from the Company except such sums as shall have accrued due at that time and subject to the terms and conditions set out in the schedule of this Agreement (Special Restricted Stock Award). Should the Managing Director be terminated for any of the circumstances contained in clause 18.1 before the first three (3) share award dates as referenced in the schedule (Special Restricted Stock Award), no further share awards will be granted or owed to the Managing Director under the Special Restricted Stock Award schedule. The circumstances are if the Managing Director:-

18.1.1	commits any serious breach of this Agreement or any act of gross misconduct or any serious neglect in the discharge of his duties or otherwise fails to faithfully and diligently perform and exercise such powers as may from time to time be lawfully assigned to him by the CEO;

18.1.2	repeats or continues (after warning) any breach of this Agreement;

18.1.3	commits any act of fraud, dishonesty or conduct tending to bring himself or the Company or any Group Company into disrepute;

18.1.4	commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

18.1.5	is or becomes of unsound mind or is or becomes a patient for any purpose of any enactment relating to mental health;

18.1.6	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed), which might reasonably be thought to bring himself or the Company or any Group Company into disrepute;

18.1.7	is disqualified from holding office in the Company or any Group Company or another company because of wrongful trading under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986;

18.1.8	ceases to be eligible to work in the United Kingdom in accordance with section 8 of the Asylum and Immigration Act 1996;

18.1.9	refuses (without reasonable cause) to accept employment on the terms and in the circumstances specified in clauses 20.1 or 20.2; or

18.1.10	resigns as or otherwise ceases to be a director of the Company, otherwise than at the Company's request

18.2	If at any time the Managing Director is prevented by illness, accident or other incapacity from performing his duties properly for a period or periods totalling at least 180 business days in any period of 12 consecutive calendar months then the Company may terminate his employment by giving him no less than one months’ notice to that effect

19.	EFFECT OF TERMINATION

19.1	Upon the termination of this Agreement, for whatever reason, the Managing Director shall:-

19.1.1	resign without claim for compensation from all positions held by him in the Company or in any other Group Company but without prejudice to any claim he may have against the Company for breach of contract or under the ERA;

19.1.2	execute the appropriate form of transfer of any shares held by him as nominee for the Company or for any other Group Company in favour of such other person as that company shall require;

19.1.3	execute any bank mandate, letter or other document required to sever his connection with the Company or with any other Group Company; and

19.1.4	deliver to the Company or to its authorised representative all documents and any other property of whatever nature and wherever situated belonging to the Company or any other Group Company and in his possession or under his control. Such property includes, without limitation company car, keys, books, correspondence, lists of customers, notes, memoranda, plans, calculations, forecasts, drawings, computer programmes, passwords, information stored on computer and other documents made or compiled by, or delivered to, the Managing Director during the Employment, including all copies, and which relate in any way to the business, finances or affairs of the Company or of any other Group Company. The Managing Director acknowledges that all property and rights in the documents and property belong to and remain with the Company or any other Group Company as the case may be

19.2	In order to secure the performance of his obligations under clauses 19.1.1 to 19.1.3, the Managing Director irrevocably authorises the Company to appoint some person on his behalf to sign and deliver any document and do any thing considered requisite by the Company

20.	AMALGAMATION, RECONSTRUCTION, TRANSFER AND CHANGE OF DIRECTOR

20.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Managing Director shall not as a result or by reason of any termination of the Employment or the redefinition of his duties within the Company or the Group arising or resulting or from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement

20.2	If the Managing Director shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than fifty per cent of the equity share capital of the Company the Managing Director shall have no claim against the Company by reason of the termination of the Employment by the Company on one month’s notice to the Managing Director given within one month of such offer

20.3	The appointment of the Managing Director as a director of the Company or any Group Company does not amount to a term of employment and the Company reserves the right to remove any such directorship at any time for any reason. Where the Company exercises this right, this shall not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation

21.	INTELLECTUAL PROPERTY

21.1	Any invention (relevant to or capable of use in the business of the Company) made by the Managing Director in the course of his employment by the Company or any Group Company whether or not in the course of his duties, is, unless it is otherwise stated, the exclusive property of the Company and hereby assigned by the Managing Director to the Company or at the Company’s discretion any Group Company, and the Managing Director undertakes at the expense of the Company to execute any formal and additional assignment required by the Company to vest or to confirm the vesting in it or any Group Company of such invention

21.2	The Company has no liability to account to the Managing Director for any revenue or profit derived or resulting from any invention belonging to the Company or any Group Company but this does not prejudice any of the Managing Director’s rights under section 40 of the Patents Act 1977

22.	NOTICES

22.1	Any notice under this Agreement shall be in writing signed by or on behalf of the party giving it

22.2	Any such notice may be served by personal delivery, or by sending it by telex or facsimile transmission or by prepaid first class letter through the post, to:-

22.2.1	in the case of the Company, its registered office for the time being; and

22.2.2	in the case of the Managing Director, his address specified in this Agreement or such other address as he may notify to the Company in accordance with this Agreement

22.3	Any such notice shall (unless the contrary is proved) be deemed to have been served if by delivery, when delivered, if by telex or facsimile transmission, when despatched and if by first class post, on the day on which in the ordinary course of post it would be delivered. In proving such service it shall be sufficient to prove, where appropriate, that the notice was properly addressed and posted, or that the telex or facsimile transmission was despatched

23.	DATA PROTECTION

23.1	The Managing Director’s personal data will be held by the Company in its manual and automated filing systems. The Managing Director consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area in order for the appointment to be performed and this Agreement to be fulfilled, for decisions to be made regarding the Managing Director’s employment or continued employment, for obtaining or carrying out work from or for customers or potential customers, or for the purpose of any potential sale of over 50% of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Managing Director’s employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006. Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers

23.2	The Managing Director consents to the Company processing sensitive data including medical information for the purpose of the performance of the Managing Director’s employment and fulfilment of this agreement and determining the Managing Director’s fitness to carry out duties on behalf of the Group. The Managing Director further consents to the Company processing data regarding sex, status, race, ethnic origin, religion, sexual orientation or disability for the purpose of monitoring to ensure equality of opportunity within the Company. The Managing Director consents to the Company holding and processing his personal data for administrative and management purposes and “sensitive personal data” (as defined in the Data Protection Act 1998)

23.3	The Company may make any such data available to advisers, those who provide products and/or services to the Company (such as payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Managing Director works

23.4 The Managing Director shall use all reasonable endeavours to keep the Company informed of any changes to his personal data

23.5	The Managing Director acknowledges that in the course of the Employment he shall have access to personal and sensitive data relating to other employees and he agrees to comply with the Company’s Data Protection Policy at all times

24.	GENERAL

24.1	This Agreement is in substitution for all previous contracts of service (whether written or oral) between the Managing Director and the Company or any other Group Company, which shall be deemed to have been terminated by mutual consent as from the Commencement Date and the Managing Director shall have no further right against the Company or any other Group Company in respect of any such contract

24.2	The Managing Director acknowledges that the provisions of clauses 15, 16, 17 and 21 shall constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them

24.3	The expiration or termination of this Agreement for whatever reason and whether or not in breach of contract shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination

24.4	There are no collective agreements, which directly affect the terms and conditions of the Managing Director's employment

24.5	This Agreement constitutes the written statement of the terms of employment of the Managing Director provided in compliance with part I of the ERA

25.6	This Agreement shall be governed by and construed in accordance with the laws of England and Wales for the time being in force and the parties agree to submit to the exclusive jurisdiction of the English Courts

25.7	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person shall have any rights under it.

        IN WITNESS whereof the parties have executed this Agreement as a deed the day and year first Before written

The Schedule

Special Restricted Stock Award

The Company will procure that MTS Medication Technologies Inc. grant to the Managing Director, a MTS Medication Technologies, Inc. Restricted Stock Award of Fourteen Thousand (14,000) shares each year, with the first award on April 1, 2009 and thereafter for four (4) additional years on April 1st of each year, for a total of Seventy Thousand (70,000) shares. The Managing Director must be an active full-time employee of the Company on the first three (3) grant dates in order to receive the share award. Should the Managing Director receive the first three (3) share awards, as a result of being an active full-time employee, the active full-time employment requirement will not apply in respect of the final two (2) share awards and such awards will be granted regardless of the Managing Director’s then employment status with the Company. If at any time during the first three (3) years, the Managing Director is not eligible to receive any share award as a result of not then being an active full-time employee, no further share awards will be granted or owed to the Managing Director.

All Restricted Stock awards will vest immediately upon grant.

EXCUTED AS A DEED
by the Company
acting by:-

Director

Director/Secretary

EXECUTED AS A DEED
by the Managing Director in the
presence of:-

Signature of Witness:
Name:
Address:

Occupation: